Exhibit 99.1

eXp World Holdings Announces Interim CFO, Provides Chief Financial Officer Transition Update

Jesse Hill, VP, International Finance, eXp Realty, named eXp World Holdings Interim Chief Financial Officer, effective April 1, 2025

BELLINGHAM, Wash. — March 17, 2025 — eXp World Holdings, Inc. (Nasdaq: EXPI), the holding company for eXp Realty®, FrameVR.io and SUCCESS® Enterprises, today announced that Jesse Hill, VP, International Finance & Corporate FP&A of, eXp Realty has been named Interim Chief Financial Officer of eXp World Holdings, Inc., effective April 1, 2025. It is anticipated that current Principal Financial Officer Kent Cheng will transition into an advisory role on March 31, 2025, and will remain at the Company until August 31, 2025 to support the transition.  The Company and its Board of Directors continue to conduct an active search for a permanent Chief Financial Officer among highly qualified external and internal candidates.

“As VP, International Finance & Corporate FP&A, Jesse Hill has been an important part of our growth and expansion plans,” said Glenn Sanford, Founder, Chairman and CEO of eXp World Holdings, Inc. and eXp Realty. “Under Jesse’s financial leadership, International Realty has expanded into eight additional markets, increasing revenue nearly five-fold and significantly improving segment operating margins. Jesse has also been recognized as one of the most impactful finance executives in the mortgage and real estate industries, awarded a 2025 Finance Leader by HousingWire. I would also like to recognize Kent Cheng for the contributions he has made across eXp World Holdings, Inc.’s business segments over the last five years. We look forward to working closely with Kent in his strategic advisory role as we continue our search for a permanent CFO.”

“I am excited for the opportunity to serve as Interim Chief Financial Officer of eXp World Holdings beginning next month,” Jesse Hill said. "One of my top priorities as Interim CFO will be to ensure that our agent-centric investments deliver the highest ROI to our agent base as we remain focused on operating efficiently at scale. I am grateful for the trust placed in me by Glenn and the eXp Board, and I am honored by the opportunity to lead a high-performing finance organization at eXp, the most agent-centric real estate platform on the planet.”

Randall Miles, member of the Board of Directors and Chairperson of the Audit Committee, said, “On behalf of the Board of Directors, I would like to thank Kent for his significant contributions to eXp, and to congratulate Jesse on his new role as Interim CFO. We are confident in eXp’s long-term outlook due to the platform’s leading scale, superior profitability, cash flow profile and highly talented team, and look forward to naming a permanent CFO to help lead eXp through its next phase of growth.” Cheng’s planned departure is not a result of any disagreement regarding eXp World Holdings, Inc.’s financial statements or disclosures.

About eXp World Holdings, Inc.

eXp World Holdings, Inc. (Nasdaq: EXPI) (the “Company”) is the holding company for eXp Realty® and SUCCESS® Enterprises. eXp Realty is the largest independent real estate brokerage in the world, with nearly 83,000 agents across 25 international locations. As a cloud-based, agent-centric brokerage, eXp Realty provides real estate agents industry-leading commission splits, revenue share, equity ownership opportunities, and a global network that empowers agents to build thriving businesses.  For more information about eXp World Holdings, Inc., visit: expworldholdings.com

SUCCESS® Enterprises, anchored by SUCCESS® magazine, has been a trusted name in personal and professional development since 1897. As part of the eXp ecosystem, it offers agents access to valuable resources to enhance their skills, grow their businesses, and achieve long-term success. For more information about SUCCESS, visit success.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company’s and its management’s current expectations but involve known and unknown risks and uncertainties that could impact actual results materially. These statements include, but are not limited to, statements regarding the search for a permanent CFO, impact of leadership changes on operational results, and the future profitability, expansion, and cash flows of the Company. Important factors that may cause actual results to differ materially and adversely from those expressed in forward-looking statements include the successful integration of new leadership, real estate market fluctuations, competitive pressures, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings, including but not limited to the most recently filed Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. We do not undertake any obligation to update these statements except as required by law.

Media Relations Contact:
eXp World Holdings, Inc.
mediarelations@expworldholdings.com

Investor Relations Contact:
Denise Garcia, Managing Partner
Hayflower Partners
investors@expworldholdings.com